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                     October 4, 2022

       Andrea Melia
       Chief Financial Officer and Treasurer
       Aberdeen Standard Platinum ETF Trust
       c/o Aberdeen Standard Investments ETFs Sponsor LLC
       712 Fifth Avenue, 49th Floor
       New York , NY 10019

                                                        Re: Aberdeen Standard
Platinum ETF Trust
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-34590

       Dear Andrea Melia :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction